QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121836

PROSPECTUS

Cellegy Pharmaceuticals, Inc.
2,780,473 shares of common stock

        Our common stock is listed on the Nasdaq Stock Market under the symbol "CLGY." On April 13, 2005, the last reported sale price of the common stock on the Nasdaq Stock Market was $1.41 per share.

        Up to 2,780,473 shares of Cellegy common stock may be offered and sold over time by the shareholders named in this prospectus under the heading "Selling Shareholders," by their pledgees or donees, or by other transferees that receive the shares of common stock in transfers other than public sales. We will not receive any of the proceeds from the sale of the shares, although we will receive the proceeds from the exercise of options or warrants underlying certain of these shares.

This investment involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

TABLE OF CONTENTS

The Company	3
Risk Factors	4
Special Note Regarding Forward-Looking Statements	16
Use of Proceeds	17
Selling Shareholders	17
Plan of Distribution	20
Where You Can Find More Information	23
Documents Incorporated by Reference	23
Legal Matters	24
Experts	24

        Unless the context otherwise requires, the terms "we," "our," "us" and "Cellegy" refer to Cellegy Pharmaceuticals, Inc., a Delaware corporation and its subsidiaries.

THE COMPANY

        Cellegy Pharmaceuticals is a development stage specialty biopharmaceutical company that is primarily engaged in the development and commercialization of prescription drugs targeting women's health care, including reduction in transmission of HIV and female sexual dysfunction, and gastrointestinal conditions using proprietary topical formulations and nitric oxide, or NO, donor technologies. In October 2004, Cellegy completed the acquisition of Biosyn, Inc., a privately held Pennsylvania based biopharmaceutical company, with a late-stage product candidate, Savvy® (C31G vaginal gel), a contraceptive microbicide gel designed to reduce HIV/AIDS transmission in women. Savvy is currently undergoing three Phase 3 clinical trials in Africa and the United States.

        Cellegy is developing two transdermal gel testosterone products, Fortigel™ (testosterone gel) and Tostrelle® (testosterone gel). Fortigel, a replacement therapy for male hypogonadism, was the subject of a Not Approvable letter by the U.S. Food and Drug Administration, or FDA, in July 2003. Cellegy has had extensive discussions with the FDA regarding additional Phase 3 trial work required for approval of the product and plans to initiate a Phase 3 clinical trial for Fortigel in 2005. Tostrex® (testosterone gel), which is the brand name for Fortigel in Europe, was approved by the Medical Products Agency (MPA) in Sweden for the treatment of male hypogonadism in December 2004. Approvals by the other member states of the European Union will be sought by our marketing partner, ProStrakan Group Limited, through the Mutual Recognition Procedure.

        Tostrelle is for the treatment of female sexual dysfunction in postmenopausal women. In September 2004, we announced results of a second interim analysis of a Phase 2 study using Tostrelle for the treatment of female sexual dysfunction, which showed a 65% increase in sexual activity in women with hypoactive sexual desire disorder (HSDD), a 30% increase over placebo. We plan to seek a corporate partner during 2005 to assist in the development of Tostrelle, subject to agreement with the FDA on an acceptable clinical trial protocol. There are, however, no assurances regarding the timing and outcome of discussions with potential corporate partners for Tostrelle or the FDA discussions regarding our testosterone products.

        Cellegy is also developing Cellegesic™ (nitroglycerin ointment) for the treatment of anal fissures and hemorrhoids. In January 2004, we announced results of preliminary analysis of our third Phase 3 clinical trial for Cellegesic. The trial showed a reduction in anal fissure pain, compared with a placebo control, during the first three weeks of the trial, the primary efficacy endpoint of the study. We submitted a New Drug Application, or NDA, to the FDA in June 2004. The FDA issued a Not Approvable letter for Cellegesic in December 2004. As a result, Cellegesic cannot be marketed in the United States unless and until the FDA at some future date grants marketing approval for the product. We are evaluating the FDA's letter, intend to have further discussions with the FDA concerning the letter and are considering our alternatives with respect to the product. The U.K. Medicines and Healthcare Products Regulatory Agency approved Cellegesic, branded Rectogesic in Europe, for sale in the United Kingdom in August 2004. In conjunction with our marketing partner ProStrakan Group Limited, we will seek approvals of Cellegesic by other member states of the European Union through the Mutual Recognition Procedure.

        We also intend to develop Cellegesic for the treatment of a painful condition called dyspareunia, which prevents or inhibits sexual intercourse in more than five million women in the United States. Other early-stage NO donor product candidates in our pipeline address a number of conditions, including prostate cancer, Raynaud's Disease and Restless Legs Syndrome.

        Biosyn is developing a portfolio of proprietary products known as microbicides. Biosyn's product candidates, which include both contraceptive and non-contraceptive microbicides, are used intravaginally to reduce transmission of sexually transmitted diseases, or STDs, including HIV/AIDS. Biosyn's products include Savvy, which is currently undergoing Phase 3 clinical trials in Africa and the United States; UC-781 vaginal gel, in Phase 1 trials; and Cyanovirin-N, in pre-clinical development.

        We were originally incorporated in California in 1989 and reincorporated in Delaware in September 2004. Our principal offices are located at 1000 Marina Boulevard, Suite 300, Brisbane, CA 94006, our telephone number is (650) 616-2200 and our internet address is www.cellegy.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

RISK FACTORS

        Please carefully consider the specific factors set forth below as well as the other information contained in, or incorporated by reference into, this prospectus before purchasing shares of our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

Risks Relating to Our Business

We are subject to regulation by regulatory authorities including the FDA, which could delay or prevent marketing of our products. Unexpected regulatory outcomes could adversely affect our business and stock price.

        Cellegy's prescription product candidates, and our ongoing research and clinical activities such as those relating to our product candidates Savvy, Cellegesic, Fortigel and Tostrelle, are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. Before we obtain regulatory approval for the commercial sale of our potential drug products, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and efficacious for use in the clinical indication for which approval is sought. The timing of NDA submissions, the outcome of reviews by the FDA and the initiation and completion of other clinical trials are subject to uncertainty, change and unforeseen delays. Under the Prescription Drug User Fee Act, or PDUFA, the FDA establishes a target date to complete its review of an NDA. Although the FDA attempts to respond by the relevant PDUFA date to companies that file NDAs, there is no obligation on the FDA's part to do so. In addition, extensive current pre-clinical and clinical testing requirements and the current regulatory approval process of the FDA in the United States and of certain foreign regulatory authorities, or new government regulations, could prevent or delay regulatory approval of Cellegy's products.

        The process of developing and obtaining approval for a new pharmaceutical product within this regulatory framework requires a number of years and substantial expenditures. There can be no assurance that necessary approvals will be obtained on a timely basis, if at all. Delays in obtaining regulatory approvals could delay receipt of revenues from product sales, increase our expenditures relating to obtaining approvals, jeopardize corporate partnership arrangements that we might enter into with third parties regarding particular products, or cause a decline in our stock price. If we fail to comply with applicable regulatory requirements, we could be subject to a wide variety of serious administrative or judicially imposed sanctions and penalties, any of which could result in significant financial penalties that could reduce our available cash, delay introduction of products resulting in deferral or elimination of revenues from product sales, and could result in a decline in our stock price.

        One or more of our ongoing or planned clinical trials could be delayed, or the FDA could issue a Not Approvable letter with respect to our current or future product candidates, as it did with our Fortigel NDA in July 2003 and our Cellegesic NDA in December 2004. Such actions could result in further clinical trials or necessitate other time consuming or costly actions to satisfy regulatory requirements. For example, in January 2004, Cellegy reported positive results from its confirmatory Phase 3 study using Cellegesic for the treatment of chronic anal fissure pain, and we submitted an NDA to the FDA in June 2004. The Cellegesic trial was conducted in accordance with a Special Protocol Assessment, or SPA, agreed to with the FDA. In December 2004, FDA concluded that the trial data did not satisfy the standards specified in the SPA and did not grant marketing approval for Cellegesic.

        Similarly, although there is still no definitive agreement with the FDA regarding requirements for approval of Fortigel, the FDA will require an additional Phase 3 clinical trial. The FDA may also decide to have an Advisory Panel review the submission of our product candidates with an uncertain outcome of such panel's recommendation, or take other actions having the effect of delaying or preventing commercial introduction of our products. The FDA or other regulatory agencies could impose requirements on future trials that could delay the regulatory approval process for our products. Similarly, there are risks and uncertainties associated with our female clinical trial programs for Tostrelle and Savvy in that sufficient resources for clinical development of these product candidates may not be available or one or both drugs may not prove to be safe and effective by standards established by worldwide regulatory authorities. There can be no assurance that the FDA, or other regulatory agencies, will find any of our trial data or other sections of our regulatory submissions sufficient to approve any of our product candidates for marketing in the United States or in other overseas markets.

        Sales of Cellegy's products outside the United States are subject to different regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of Cellegy's products in those countries. Cellegy may not be able to obtain marketing approval for one or more of its products in any countries in addition to those countries where approvals have already been obtained.

Our clinical trial results are very difficult to predict in advance, and the clinical trial process is subject to delays. Failure of one or more clinical trials or delays in trial completion could adversely affect our business and our stock price.

        Results of pre-clinical studies and early clinical trials may not be good predictors of results that will be obtained in later-stage clinical trials. We cannot provide any assurances that Cellegy's present or future clinical trials will demonstrate the results required to continue advanced trial development and allow us to seek marketing approval for these or our other product candidates. Because of the independent and blind nature of certain human clinical testing, there will be extended periods during the testing process when we will have only limited, or no, access to information about the status or results of the tests. Cellegy and other pharmaceutical companies have believed that their products performed satisfactorily in early tests, only to find their performance in later tests, including Phase 3 clinical trials, to be inadequate or unsatisfactory, or that FDA Advisory Committees have declined to recommend approval of the drugs, or that the FDA itself refused approval, with the result that stock prices have fallen precipitously.

        Clinical trials can be extremely costly. Certain costs relating to the Phase 3 trials for the Savvy product for contraception and reduction in the transmission of HIV/AIDS in women, and other clinical and preclinical development costs for the Biosyn pipeline products acquired by Cellegy, are funded directly by certain grant and contract commitments from several governmental and non-governmental organizations, or NGOs. Nevertheless, these Phase 3 trials and Cellegy's other planned clinical trials could require Cellegy to provide trial funding of approximately $4.0 million in 2005 and additional amounts in future years. There can be no assurance that funding from governmental agencies and NGOs will continue to be available at previous levels or at all, and any other Phase 3 trials that Cellegy may commence in the future relating to its products could involve the expenditure of several million dollars through the completion of the clinical trials. In addition, delays in the clinical trial process can be extremely costly in terms of lost sales opportunities and increased clinical trial costs. The speed with which we complete our clinical trials and our regulatory submissions, including NDAs, will depend on several factors, including the following:

  •
  the rate of patient enrollment, which is affected by the size of the patient population, the proximity of patients to clinical sites, the difficulty of the entry criteria for the study and the nature of the protocol;

  •
  the timely completion of clinical site protocol approval and obtaining informed consent from subjects;

  •
  analysis of data obtained from preclinical and clinical activities;

  •
  changes in policies or staff personnel at regulatory agencies during the lengthy drug application review; and

  •
  the availability of experienced staff to conduct and monitor clinical studies, internally or through contract research organizations.

Adverse events in our clinical trials may force us to stop development of our product candidates or prevent regulatory approval of our product candidates, which could materially harm our business.

        Patients participating in the clinical trials of our product candidates may experience serious adverse health events. A serious adverse health event includes death, a life-threatening condition, hospitalization, disability, congenital anomaly, or a condition requiring intervention to prevent permanent impairment or damage. The occurrence of any of these events could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA, or other regulatory authorities, denying approval of our product candidates for any or all targeted indications. An institutional review board or independent data safety monitoring board, the FDA, other regulatory authorities or we may suspend or terminate clinical trials at any time. Our product candidates may prove not to be safe for human use. Any delay in the regulatory approval of our product candidates could increase our product development costs and allow our competitors additional time to develop or market competing products.

Due to our reliance on contract research organizations or other third-parties to assist us in conducting clinical trials, we are unable to directly control all aspects of our clinical trials.

        Currently, we rely on contract research organizations, or CROs, and other third parties to conduct our clinical trials. As a result, we have had and will continue to have less control over the conduct of the clinical trials, the timing and completion of the trials and the management of data developed through the trial than would be the case if we were relying entirely upon our own staff. Communicating with CROs can also be challenging, potentially leading to difficulties in coordinating activities. CROs may:

  •
  have staffing difficulties;

  •
  experience regulatory compliance issues;

  •
  undergo changes in priorities or may become financially distressed; or

  •
  not be able to properly control payments to government agencies or clinical sites, particularly in less developed countries.

        These factors may adversely affect their ability to conduct our trials. We may experience unexpected cost increases or experience problems with the timeliness or quality of the work of the CRO. If we must replace these CROs or any other third party contractor, our trials may have to be suspended until we find another contract research organization that offers comparable services. The time that it takes us to find alternative organizations may cause a delay in the commercialization of our product candidates or may cause us to incur significant expenses. Although we do not now intend to replace our CROs, such a change would make it difficult to find a replacement organization to conduct our trials in an acceptable manner and at an acceptable cost. Any delay in or inability to complete our clinical trials could significantly compromise our ability to secure regulatory approval of our product candidates, thereby limiting our ability to generate product revenue resulting in a decrease in our stock price.

We have a history of losses, and we expect losses to continue for at least several years.

        We have incurred losses since our inception and negative cash flows from operations that raise substantial doubt about our ability to continue as a going concern. Our accumulated deficit as of

December 31, 2004, was approximately $127.3 million. We have never operated profitably and, given our planned level of operating expenses, we expect to continue to incur losses through at least 2006. We plan to devote significant resources to pre-clinical studies, clinical trials, administrative, marketing, sales and patent activities. Accordingly, without substantial revenues from new corporate collaborations, royalties on product sales or other revenue sources, we expect to incur substantial operating losses in the foreseeable future as our potential products move through development and as we continue to invest in research and clinical trials. As a result of our continuing losses, we may exhaust our resources and may be unable to complete the development of our products, and our accumulated deficit will continue to increase as we continue to incur losses. Our losses may increase in the future, and even if we achieve our revenue targets, we may not be able to sustain or increase profitability on a quarterly or annual basis. The amount of future net losses, and the time required to reach profitability, are both highly uncertain. To achieve sustained profitable operations, we must, among other things, successfully discover, develop, obtain regulatory approvals for and market pharmaceutical products. We cannot assure you that we will ever be able to achieve or sustain profitability.

We have received a "going concern" opinion from our independent auditors, which may negatively impact our business.

        Our audit opinion from our independent auditors regarding the consolidated financial statements for the fiscal year ended December 31, 2004, included an explanatory paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern. We have incurred losses from operations since inception and negative cash flows from operations that raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Any failure to dispel any continuing doubts about our ability to continue as a going concern could adversely affect our ability to enter into collaborative relationships with business partners, make it more difficult to obtain required financing on favorable terms or at all, negatively affect the market price of our common stock and could otherwise have a material adverse effect on our business, financial condition and results of operations.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to develop or market products.

        Throughout our history, we have consumed substantial amounts of cash. Our cash needs may increase during the second half of 2005 in order to fund the additional expenses required to continue our development and administrative programs, and to fund future payments in support of Biosyn's operations to the extent these are not covered by funding from various government and non-government organizations. In addition, one or more such organizations could withdraw, reduce the extent of, delay or terminate their funding commitments. Cellegy has no current source of significant ongoing revenues or capital beyond existing cash, certain product sales of Rectogesic and skin care moisturizers, grant funding supporting Biosyn's clinical trials and access to funding through the Structured Secondary Offering facility, or the SSO Facility, that we entered into with Kingsbridge Capital Limited.

        The amount of cash required to fund future expenditures and capital requirements will depend on numerous factors including, without limitation:

  •
  requirements in support of our development programs;

  •
  the progress and results of pre-clinical and clinical testing;

  •
  the time and costs involved in obtaining regulatory approvals, including the cost of complying with potential additional FDA information and/or clinical trial requirements to obtain marketing approval of our Fortigel, Tostrelle and Cellegesic product candidates;

  •
  the commercial success of our products that are approved for marketing by the United States or foreign regulatory authorities;

  •
  the costs of filing, prosecuting, defending and enforcing patent claims, oppositions and appeals, and our other intellectual property rights;

  •
  the progress and outcome of the litigation involving the Fortigel license agreement with PDI, Inc., and legal costs and/or potential settlement payments associated with the PDI litigation, as well as expenses associated with any other unforeseen litigation;

  •
  our ability to establish new collaborative arrangements;

  •
  the validation of a second contract manufacturing site; and

  •
  the extent of expenses required to support Biosyn's operations that are not covered by government and non-government grants.

        In order to complete the development, manufacturing and other pre-launch marketing activities necessary to commercialize our products, additional financing will be required. In addition to the SSO Facility to help fund future cash needs, Cellegy may seek other alternatives such as private or public equity investments, partnerships with other pharmaceutical companies to co-develop and fund our research and development efforts, additional out-licensing agreements with third parties, or agreements to monetize our future milestone and royalty payments expected from licenses. There is no assurance that such funding will be available for us to finance our operations on acceptable terms, if at all, and any future equity funding may involve significant dilution to our stockholders. Our ability to draw down funds under the SSO Facility is dependent in part on our stock price and the satisfaction of other conditions of the SSO Facility; under certain circumstances we could be prevented from or be limited in fully utilizing planned funding from the SSO Facility.

        Insufficient funding may require us to delay, reduce or eliminate some or all of our research and development activities, planned clinical trials, administrative programs, personnel, outside services and facility costs; reduce the size and scope of our sales and marketing efforts; delay or reduce the scope of, or eliminate, one or more of our planned commercialization or expansion activities; seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available. In addition, even if we do receive additional financing, we may not be able to complete planned clinical trials, development, manufacturing or marketing of any or all of our product candidates.

        Cellegy believes that available cash resources and interest earned thereon together with the available funding from the SSO Facility, will be adequate to satisfy our capital needs through at least September 30, 2005, assuming no material adverse financial impact associated with the PDI litigation and any subsequent legal proceedings, although failure to obtain additional funds as described above may affect the timing of development, clinical trials or commercialization activities relating to certain products.

The type and scope of patent coverage we have may limit the commercial success of our products.

        Cellegy's success depends, in part, on our ability to obtain patent protection for our products and methods, both in the United States and in other countries. Several of Cellegy's products and product candidates, such as Cellegesic, Fortigel and Tostrelle, are based on existing molecules with a history of use in humans but which are being developed by us for new therapeutic uses or in novel delivery systems which enhance therapeutic utility. We cannot obtain composition patent claims on the compounds themselves, and will instead need to rely on patent claims, if any, directed to use of the compound to treat certain conditions or to specific formulations. This is the case, for example, with our United States patents relating to Cellegesic and Fortigel. Such method-of-use patents may provide less protection than a composition-of-matter patent, because of the possibility of "off-label" use of the composition. Cellegy may not be able to prevent a competitor from using a different formulation or compound for a different purpose.

        No assurance can be given that any additional patents will be issued to us, that the protection of any patents that may be issued in the future will be significant, or that current or future patents will be held valid if subsequently challenged. For example, oppositions have been filed with the European Patent Office regarding our European patent protecting the manufacture and use of nitroglycerin ointment and related compounds for the treatment of anal disorders, including fissures and various hemorrhoidal conditions. In December 2003, we reported that the Board of Opposition of the European Patent Office had rendered a verbal decision revoking Cellegy's European patent relating to its Cellegesic product and related compounds for the treatment of anal disorders, including fissures and various hemorrhoidal conditions. Although Cellegy has appealed this decision, an additional adverse outcome in the appeal process could have a negative effect on Cellegy, impacting the commercial success of our partner's marketing and corporate licensing efforts in Europe and adversely affecting our royalty revenues and stock price.

        The patent position of companies engaged in businesses such as Cellegy's business generally is uncertain and involves complex legal and factual questions. There is a substantial backlog of patent applications at the United States Patent and Trademark Office, or USPTO. Patents in the United States are issued to the party that is first to invent the claimed invention. There can be no assurance that any patent applications relating to Cellegy's products or methods will issue as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide us a competitive advantage.

        In addition, many other organizations are engaged in research and product development efforts in drug delivery and topical formulations that may overlap with Cellegy's products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by Cellegy. These rights may prevent us from commercializing technology, or may require Cellegy to obtain a license from the organizations to use the technology. Cellegy may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, and cannot be sure that the patents underlying any such licenses will be valid or enforceable. Moreover, the laws of certain foreign countries do not protect intellectual property rights relating to United States patents as extensively as those rights are protected in the United States. The issuance of a patent in one country does not assure the issuance of a patent with similar claims in another country, and claim interpretation and infringement laws vary among countries, so the extent of any patent protection is uncertain and may vary in different countries. As with other companies in the pharmaceutical industry, we are subject to the risk that persons located in other countries will engage in development, marketing or sales activities of products that would infringe our patent rights if such activities were in the United States.

Our product sales strategy involving corporate partners is highly uncertain.

        Cellegy is seeking to enter into agreements with corporate partners regarding commercialization of our lead product candidates. Besides the Fortigel license agreement with PDI, which is currently subject to litigation between the parties, Cellegy currently has a limited number of other agreements with third parties to commercialize our product candidates. In July 2004, Cellegy and ProStrakan Group Limited entered into an exclusive license agreement for the future commercialization of Tostrex in Europe and in December these parties also entered into an exclusive license agreement for commercialization of Rectogesic in Europe. However, Cellegy may not be able to establish other collaborative arrangements and we may not have the resources or the experience to successfully commercialize any such products on our own. Failure to enter into other arrangements could prevent, delay or otherwise jeopardize our ability to develop and market products in the United States and in markets outside of North America, reducing our revenues and profitability.

        With the current and future planned corporate partner arrangements, we may rely on our partners to conduct clinical trials, obtain regulatory approvals and, if approved, manufacture, distribute, market or co-promote these products. Reliance on third party partners can create risks to our product commercialization efforts. Once agreements are completed, particularly if they are completed at a relatively early stage of product development, Cellegy may have little or no control over the development or marketing of these potential products and little or no opportunity to review clinical data before or after public announcement of results. Further, any arrangements that may be established may not be successful or may be subject to dispute or litigation between the parties.

        In October 2003, Cellegy announced that it had received a communication on behalf of PDI invoking mediation procedures under the exclusive license agreement between PDI and Cellegy relating to Fortigel. The dispute resolution provisions of the agreement required non-binding mediation before either party could initiate further legal proceedings. Mediation proceedings were completed in early December 2003, after which both PDI and Cellegy initiated litigation proceedings. The legal proceedings have been consolidated in the United States District Court for the Northern District of California. Trial is currently scheduled to take place during the second quarter of 2005. Although Cellegy believes PDI's claims are without merit, there can be no assurances regarding the outcome of any such proceedings, and Cellegy has been and may continue to be required to devote significant time and additional resources to the proceedings. An adverse outcome in any such proceeding could require Cellegy to make a significant cash payment to PDI which would adversely affect Cellegy's ability to fund its business and product development efforts, could result in additional time and expenses relating to any appeal that might be pursued and could cause a decline in Cellegy's stock price.

We do not have any history of manufacturing products on a large scale, and we have a limited number of critical suppliers.

        Cellegy has no direct experience in manufacturing commercial quantities of products and currently does not have any capacity to manufacture products on a large commercial scale. We currently rely on a limited number of contract manufacturers, primarily PendoPharm Inc. and certain of Biosyn's suppliers, to manufacture our formulations. Although we are developing other contract manufacturers, there can be no assurance that we will be able to enter into acceptable agreements with them or validate facilities successfully on a timely basis. This is an expensive and time-consuming process and there may be delays and additional costs relating to the technical transfer and validation of alternate suppliers. In the future, we may not be able to obtain contract manufacturing on commercially acceptable terms for compounds or product formulations in the quantities we need. Manufacturing or quality control problems, lack of financial resources or qualified personnel could occur with our contract manufacturers causing product shipment delays, inadequate supply, or causing the contractor not to be able to maintain compliance with the FDA's current good manufacturing practice requirements necessary to continue manufacturing. Such problems could limit our ability to produce clinical or commercial product, cause us to be in breach of contract obligations with our distributors to supply product to them, reduce our revenues from product sales and otherwise adversely affect our business and stock price.

        PendoPharm, Inc. is Cellegy's contract manufacturer for our North American and European clinical supplies and future commercial supplies of prescription products in those territories, while the Australian and South Korean product sales are sourced by a pharmaceutical manufacturer in Australia and the Gryphon skin care product sales are sourced by a manufacturer in the New York area. In July 2003, PanGeo Pharma, our former contract manufacturer, filed for bankruptcy protection under Canadian law. Under a reorganization plan, PanGeo sold its facilities to an affiliate of Pharmascience, another Canadian manufacturer, and was renamed PendoPharm Inc. Cellegy has not experienced any material adverse impact to date from the previous bankruptcy filing, the manufacturing facility was inspected and re-certified by Canadian regulatory authorities after its acquisition by PendoPharm, and PendoPharm has continued to supply product from the manufacturing facility without interruption. Nevertheless, uncertainty exists concerning the future operations of PendoPharm manufacturing plant and whether PendoPharm will be able to meet Cellegy's clinical and product requirements on a timely basis, if at all, in the future. In addition, there can be no assurances relating to PendoPharm's ability to continue to produce product under Good Manufacturing Practices required by the FDA or other regulatory agencies. There could be difficulty or delays in importing raw materials or exporting product into or out of Canada resulting in delays in our clinical trials or commercial product sale. Cellegy has started the process of establishing an alternative production site at a domestic location. This is an expensive and time consuming process and there may be delays and additional costs relating to the technical transfer and validation of alternate suppliers.

We have limited sales and marketing experience.

        We may market some of our products, if successfully developed and approved, through a direct sales force in the United States. Cellegy has very limited experience in sales, marketing or distribution. To market these products directly, we may seek to establish a direct sales force in the United States or obtain the assistance of a marketing partner. However, Cellegy may not have the financial capability or the experience to successfully establish a direct sales force, marketing or distribution operations, which could delay or prevent the successful commercialization of our products and could reduce the ultimate profitability to Cellegy of such products if we needed to rely on a third party marketing partner to commercialize the products.

If medical doctors do not prescribe our products or the medical profession does not accept our products, our product sales and business would be adversely affected.

        Our business is dependent on market acceptance of our products by physicians, healthcare payers, patients and the medical community. Medical doctors' willingness to prescribe our products depends on many factors, including:

  •
  perceived efficacy of our products;

  •
  convenience and ease of administration;

  •
  prevalence and severity of adverse side effects in both clinical trials and commercial use;

  •
  availability of alternative treatments;

  •
  cost effectiveness;

  •
  effectiveness of our marketing strategy and the pricing of our products;

  •
  publicity concerning our products or competing products; and

  •
  our ability to obtain third-party coverage or reimbursement.

        Even if we receive regulatory approval and satisfy the above criteria, physicians may not prescribe our products if we do not promote our products effectively. Factors that could affect our success in marketing our products include:

  •
  the experience, skill and effectiveness of the sales force and our sales managers;

  •
  the effectiveness of our production, distribution and marketing capabilities;

  •
  the success of competing products; and

  •
  the availability and extent of reimbursement from third-party payers.

        Failure of our products or product candidates to achieve market acceptance would limit our ability to generate revenue and could harm our business.

If testosterone replacement therapies are perceived to create or create health risks, our testosterone gel product candidates may be jeopardized.

        Recent studies of female hormone replacement therapy products have reported an increase in certain health risks with long-term use. As a result of such studies, some companies that sell or develop female hormone replacement products have experienced decreased sales of these products, and in some cases, a decline in the value of their stock. Publications have, from time to time, suggested potential risks associated with testosterone replacement therapy, or TRT. Potential health risks were described in various articles, including a 2002 article published in Endocrine Practice and a 1999 article published in the International Journal of Andrology. It is possible that further studies on the effects of TRT could demonstrate other health risks. This, as well as negative publicity about the risks of hormone replacement therapy, including TRT, could adversely affect patient or prescriber attitudes and impact the development and successful commercialization of our Fortigel, Tostrex and Tostrelle product candidates. In addition, in a recent meeting with the FDA, the FDA informed Cellegy that specific guidelines regarding the long-term safety of testosterone for the treatment of female sexual dysfunction are under internal discussion by the Division of Reproductive and Urologic Drug Products. Cellegy is awaiting these guidelines before embarking on a Phase 3 program. If the new FDA guidelines prove to be too onerous, limiting or too costly to implement, the Phase 3 program may be significantly delayed or we may decide not to pursue further development of Tostrelle. The above factors could adversely affect investor attitudes and the price of our common stock.

We have very limited staffing and will continue to be dependent upon key personnel.

        Our success is dependent upon the efforts of a small management team and staff. We have compensation or employment arrangements and a severance/retention plan in place with all of our executive officers, but none of our executive officers is legally bound to remain employed for any specific term. Our key personnel include Richard C. Williams, our Chairman and Interim Chief Executive Officer, and Anne-Marie Corner, Senior Vice President, Women's Preventive Health. Mr. Williams has a written arrangement describing his compensation and we have a written employment agreement with Ms. Corner. Either arrangement may be terminated by either Cellegy or the officer at any time upon notice. We do not have key man life insurance policies covering any of our executive officers or key employees. If key individuals leave Cellegy, we could be adversely affected if suitable replacement personnel are not quickly recruited. There is competition for qualified personnel in all functional areas, which makes it difficult to attract and retain the qualified personnel necessary for the development and growth of our business. Our future success depends upon our ability to continue to attract and retain qualified scientific, clinical and administrative personnel.

Our corporate compliance programs cannot guarantee that we are in compliance with all potentially applicable regulations.

        The development, manufacturing, pricing, sales, and reimbursement of our products, together with our general operations, are subject to extensive regulation by federal, state and other authorities within the United States and numerous entities outside of the United States. We are a relatively small company and we rely heavily on third parties to conduct many important functions. We also have significantly fewer employees than many other companies that have the same or fewer product candidates in late stage clinical development. In addition, as a publicly traded company we are subject to significant regulations, including the Sarbanes-Oxley Act of 2002, some of which have either only recently been adopted or are currently proposals subject to change. While we have developed and instituted a corporate compliance program and continue to update the program in response to newly implemented or changing regulatory requirements, we cannot assure you that we are now or will be in compliance with all such applicable laws and regulations. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, including suspension or termination of clinical trials, restrictions on our products or manufacturing processes, withdrawal of products from the market, significant fines, or other sanctions or litigation. Failure to comply with potentially applicable laws and regulations could also lead to the imposition of fines, cause the value of our common stock to decline, impede our ability to raise capital or lead to the de-listing of our stock.

        We are evaluating our internal control systems in order to allow management to report on, and our independent auditors to attest to, our internal controls, as required by the Sarbanes-Oxley Act. We will be performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, we expect to incur significant additional expenses and diversion of management's time. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by our compliance deadline, which is expected to be December 2006, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there are few or no precedents available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission or the Nasdaq National Market. In addition, we may be required to incur a substantial financial investment to improve our internal systems and the hiring of additional personnel or consultants.

Risks Relating to Our Industry

We face intense competition from larger companies, and in the future Cellegy may not have the resources required to develop innovative products. Cellegy's products are subject to competition from existing products.

        The pharmaceutical industry is subject to rapid and significant technological change. In the development and marketing of prescription drugs, Cellegy faces intense competition. Cellegy is much smaller in terms of size and resources than many of its competitors in the United States and abroad, which include, among others, major pharmaceutical, chemical, consumer product, specialty pharmaceutical and biotechnology companies, universities and other research institutions. Cellegy's competitors may succeed in developing technologies and products that are safer and more effective than any that we are developing and could render Cellegy's technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources, clinical production and marketing capabilities and regulatory experience. In addition, Cellegy's products are subject to competition from existing products. For example, Cellegy's Fortigel product, if ever commercialized in the United States, is expected to compete with several products, including two currently marketed testosterone gel products sold by Unimed/Solvay and Auxilium Pharmaceuticals, a transdermal patch product sold by Watson Pharmaceuticals, a Buccal tablet from Columbia Laboratories and potential generic products which may be introduced before or after Fortigel is commercialized.

        Cellegesic, if ever commercialized, is expected to compete with over-the-counter products, such as Preparation H marketed by Wyeth, and various prescription products. As a result, there are no assurances that Cellegy's products under development will be able to compete successfully with existing products or innovative products under development by other organizations.

        Savvy is subject to competition from other microbicides that are currently undergoing clinical trials and which may be sold by prescription or over the counter, as well as non-microbicide products such as condoms. Additionally, if a vaccine for HIV/AIDS is successfully developed and made available, this could limit the potential market for Savvy and Biosyn's other products. As a result, Biosyn's products under development may not be able to compete successfully with existing products or other innovative products under development.

We are subject to the risk of product liability lawsuits.

        The testing, marketing and sale of human health care products entails an inherent risk of allegations of product liability. We are subject to the risk that substantial product liability claims could be asserted against us in the future. Cellegy has obtained insurance coverage relating to our clinical trials in an aggregate amount of $5 million and an aggregate amount of $7 million relating to the clinical trials relating to products acquired from Biosyn. If any of our product candidates are approved for marketing, we may seek additional coverage. There can be no assurance that Cellegy will be able to obtain or maintain insurance on acceptable terms, particularly in overseas locations, for clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities. Moreover, our current and future coverages may not be adequate to protect us from all of the liabilities that we may incur. If losses from product liability claims exceed our insurance coverage, we may incur substantial liabilities that exceed our financial resources. In addition, a product liability action against us would be expensive and time-consuming to defend, even if we ultimately prevailed. If we are required to pay a product liability claim, we may not have sufficient financial resources and our business and results of operations may be harmed.

Risks Relating to Our Stock

Our stock price could be volatile.

        Our stock price has from time to time experienced significant price and volume fluctuations. Since becoming a public company, our stock price has fluctuated in conjunction with the Nasdaq National Market generally and sometimes on matters more specific to Cellegy, such as an announcement of clinical trial or regulatory results or other corporate developments. For example, our high and low closing stock prices for the last three years have been as follows: 2002, high of $8.80 and low of $1.50; 2003, high of $5.60 and low of $2.25; 2004, high of $6.74 and low of $2.69; and 2005 through March 18, 2005, high of $3.05 and low of $2.01. Events or announcements that could significantly impact our stock price include:

  •
  Publicity or announcements regarding regulatory developments relating to our products, as recently experienced with the Not Approvable Letter from the FDA relating to Cellegesic;

  •
  Clinical trial results, particularly the outcome of our more advanced studies; or negative responses from regulatory authorities with regard to the approvability of our products;

  •
  Period-to-period fluctuations in our financial results, including our cash and investment balance, operating expenses, cash burn rate or revenues;

  •
  Negative announcements, additional legal proceeding or financial problems of our key suppliers, particularly relating to our Canadian manufacturer and our service providers;

  •
  Common stock sales in the public market by one or more of our larger stockholders, officers or directors;

  •
  A negative outcome in litigation or other potential legal proceedings with PDI relating to the Fortigel license agreement; or

  •
  Other potentially negative financial announcements, including delisting from the Nasdaq National Market, review of any of our filings by the SEC, changes in accounting treatment or restatement of previously reported financial results or delays in our filings with the SEC.

The Kingsbridge SSO financing arrangement may have a dilutive impact on our stockholders. The SSO arrangement imposes certain limitations on our ability to issue equity or equity-linked securities.

        There are 4,000,000 shares of our common stock that are reserved for issuance under the structured secondary offering facility arrangement, SSO Facility, that we entered into in January 2004 with Kingsbridge Capital Limited, or Kingsbridge, 260,000 shares of which are related to a warrant that we issued to Kingsbridge. In certain circumstances where the registration statement covering those shares is not effective or available to Kingsbridge, additional shares may be issuable to Kingsbridge under the agreement. Such circumstances could include, for example, suspending Kingsbridge's ability to sell shares pursuant to the registration statement because of the existence of material undisclosed developments relating to Cellegy. If within 15 trading days following any settlement date on which Cellegy issues shares to Kingsbridge under the SSO Facility, Cellegy suspends Kingsbridge's ability to sell shares by delivering a notice to Kingsbridge, referred to as a blackout notice, then if the volume weighted average market price of our common stock, or the VWAP, is higher on the trading day immediately before the blackout notice is delivered than it is on the first trading date after the blackout trading period is lifted, Cellegy is obligated to pay to Kingsbridge an amount based on a percentage, ranging from 75% to 25% depending on when the blackout notice is delivered, of the difference between the two VWAP prices multiplied by the number of shares purchased by Kingsbridge under the most recent drawn down and held by Kingsbridge immediately before the suspension was imposed. Cellegy may, in its discretion, pay this amount either in cash or in shares, the value of which is based on the market price of the common stock on the first trading date after the registration statement became available again. In addition, if we fail to issue and sell common stock to Kingsbridge pursuant to drawdowns at least equal to $2.66 million under the SSO Facility during the term of the agreement, then we have agreed to pay approximately $266,000 to Kingsbridge. The issuance of shares under the SSO Facility at a discount to the market price of the common stock, and upon exercise of the warrant, will have a dilutive impact on other stockholders, and the issuance or even potential issuance of such shares, if any, could have a negative effect on the market price of our common stock. If we sell stock to Kingsbridge when our share price is decreasing, such issuance will have a more dilutive effect and may further decrease our stock price. A decrease in our stock price or other consequences of issuing shares under the SSO Facility could potentially cause us not to satisfy one or more requirements for the continued listing of our common stock on the Nasdaq National Market, or could impair or prevent our ability to obtain additional required financing, resulting in a damaged capital structure.

        To the extent that Kingsbridge sells shares of our common stock issued under the SSO Facility to third parties, our stock price may decrease due to the additional selling pressure in the market. The perceived risk of dilution from sales of stock to or by Kingsbridge may cause holders of our common stock to sell their shares or encourage short sales. This could contribute to decline in our stock price.

        During the two-year term of the SSO Facility, we are subject to certain restrictions on our ability to engage in certain equity or equity-linked financings without the consent of Kingsbridge. These restrictions primarily relate to non-fixed future-priced securities. We may not issue securities that are, or may become, convertible or exchangeable into shares of common stock where the purchase, conversion or exchange price for such common stock is determined using a floating or otherwise adjustable discount to the market price of the common stock during the two year term of our agreement with Kingsbridge. However, the agreement does not prohibit us from conducting most kinds of additional debt or equity financings, including Private Investment in Public Equity (PIPEs), shelf offerings, and secondary offerings.

We could be subject to delisting by the Nasdaq National Market.

        Cellegy's common stock is currently listed on the Nasdaq National Market. There are several requirements for the continued listing of our common stock on the Nasdaq National Market, including requirements relating to stock price, stockholders' equity and compliance with certain financial standards. If we fail to satisfy one or more of the criteria for continued listing and are unable to demonstrate compliance within the time periods permitted by Nasdaq, our common stock would be delisted from the Nasdaq National Market and we would likely seek a listing on the Nasdaq SmallCap Market or some other market. For example, during 2003 Cellegy had discussions with Nasdaq regarding satisfaction of a minimum $10 million stockholders' equity requirement under one of the alternative standards for continued listing, and a requirement under a different standard for continued listing of a minimum of $50 million aggregate market value of listed securities. Based on the number of shares of our common stock outstanding on the date of this prospectus, if our stock price was less than approximately $1.90 per share for ten consecutive trading days, we might be subject to receiving a letter from Nasdaq notifying us that we did not satisfy the continued listing criteria, and if we did not regain compliance or satisfy another listing standard, our stock could be delisted. Delisting from the Nasdaq National Market could reduce the liquidity of our common stock, cause certain investors not to trade in our common stock and result in a lower stock price.

Future sales of shares of our common stock may negatively affect our stock price.

        As a result of our acquisition of Biosyn, Inc., we issued approximately 2,462,000 shares and assumed options and warrants to purchase 318,504 shares of our common stock. In addition, from 2002 through the date of this prospectus we have issued approximately 5,466,399 shares of our common stock in private placement transactions and through the Kingsbridge SSO Facility. A substantial portion of these shares is held by a relatively small number of stockholders. Sales of a significant number of the above shares into the public markets, particularly in light of our relatively small trading volume, may negatively affect our stock price. We also have outstanding warrants and vested stock options as of the date of this prospectus that can be exercised by the holders to acquire up to approximately 4,860,802 shares of our common stock. The exercise of these options or warrants could result in significant dilution to our stockholders at the time of exercise.

        In the future, we will likely issue additional shares of common stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our common stock, which could result in significant dilution to our stockholders and adversely affect our stock price.

Changes in the expensing of stock options will result in unfavorable accounting charges or require us to change our compensation practices.

        For Cellegy, stock options are a significant component of compensation for existing employees and to attract new employees. We currently are not required to record stock-based compensation charges if the employee's stock option exercise price equals or exceeds the fair value of our common stock at the date of grant. The Financial Accounting Standards Board has issued a new accounting standard requiring recording of expense for the fair value of stock options granted. During 2005, when we change our accounting policy to record expense for the fair value of stock options granted our net losses and cumulative net loss will increase. We intend to continue to include various forms of equity in our compensation plans, such as stock options and other forms of equity compensation allowed under our plans. If we continue our reliance on stock options, our reported losses could increase.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "estimate," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. These forward-looking statements are not guarantees of future performance and concern matters that involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are also set forth in the section entitled "Factors That May Affect Future Operating Results" that appears in our Annual Report on Form 10-K for the year ended December 31, 2004, in Quarterly Reports on Form 10-Q (and any amendments thereto) and other documents that we subsequently file with the Commission, and in the section entitled "Risk Factors" in any supplements to this prospectus that we may file. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by any of the selling shareholders. If the options or warrants underlying some of the shares covered by this prospectus are exercised for cash, we would receive the proceeds of such exercises.

SELLING SHAREHOLDERS

        We are registering the shares of common stock pursuant to an Agreement and Plan of Share Exchange dated as of October 7, 2004, between Cellegy and Biosyn, Inc., pursuant to which Cellegy acquired all of the outstanding capital stock of Biosyn, and a Registration Rights Agreement dated as of October 7, 2004, pursuant to which Cellegy agreed to file a registration statement covering the resale of shares issued in the transaction and shares issuable upon the exercise of certain former Biosyn options and warrants that Cellegy assumed in connection with the transaction. Each selling shareholder represented, in their respective agreements, that they were purchasing such shares for investment and with no present intention of distributing or reselling such securities. However, in recognition of the fact that each such shareholder, even though acquiring such shares for investment, wishes to be legally permitted to sell the shares when they deem appropriate, we have filed a Registration Statement of which this prospectus is a part.

        The following table sets forth information based on Cellegy's knowledge as of the date of this prospectus, with respect to the selling shareholders and the shares of the common stock that may be offered pursuant to this prospectus. Except as described below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as a result of their employment with us as of the date of the closing of our acquisition of Biosyn. Pursuant to the Exchange Agreement, Anne-Marie Corner, the former President and Chief Executive Officer of Biosyn, became Senior Vice President, Women's Preventive Health, of Cellegy and is an officer of Cellegy.

        Because the selling shareholders are not obligated to sell shares of common stock, and because selling shareholders may also acquire or dispose of publicly traded shares of our common stock, we cannot accurately estimate how many shares of common stock each selling shareholder will beneficially own after this offering. The following table assumes that all of the offered shares are sold, that no other shares shown in the table as beneficially owned by the selling shareholder are sold, and that the selling shareholder does not acquire any other shares of our common stock.

        Selling shareholders who are identified as broker-dealers or affiliated with broker-dealers (a) acquired their respective offered shares in the ordinary course of business, and (b) at the time of acquisition of their respective offered shares, the selling shareholders had no agreements or understandings, directly or indirectly, with any person to distribute the offered shares.

	Shares of Common Stock Beneficially Owned[1] Prior to the Offering				Shares of Common Stock Beneficially Owned[1] After the Offering
				Number of Shares Being Offered
	Number		Percent		Number	Percent
Selling Shareholders
Warburg, Pincus Equity Partners L.P.[2]	1,133,545		4.4%	1,133,545	—	—
Philanthropic Ventures Holding Corporation[3]	466,754		1.8%	466,754	—	—
Anne-Marie Corner	192,170	[4]	*	192,170	—	—
Daniel Malamud	107,673	[5]	*	107,673	—	—
Alex Adler	100,710	[6]	*	100,710	—	—
Nelson Schaenen, Jr.	82,993	[7]	*	82,993	—	—
Michaels Research Associates	65,689		*	65,689	—	—
Karen Douville	57,552	[8]	*	57,552	—	—
Judith Malamud	46,813		*	46,813	—	—
University of Pennsylvania[9]	40,890		*	40,890	—	—
Crompton Corporation[10]	39,050	[11]	*	39,050	—	—
Keith Goldan	35,368	[12]	*	35,368	—	—
Royal Bank of Canada[13]	34,253		*	34,253	—	—
Grosvenor Select LP14	34,253		*	34,253	—	—
Bogert Kiplinger	29,423	[15]	*	29,423
Joseph Romano	20,897	[16]	*	20,897	—	—
Marvin Eiger	15,453		*	15,453
Joseph Bathish	10,620	[17]	*	10,620	—	—
Grant Denison	6,852	[18]	*	6,852	—	—
67 other persons, holding in the aggregate less than 1% of Cellegy's outstanding shares.	259,515	[19]	*	259,546	—	—

*
Less than one percent of Cellegy's outstanding shares.

1
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

2
Warburg, Pincus Equity Partners, L.P., or WPEP, is a Delaware limited partnership. Warburg Pincus & Co., a New York general partnership, or WP, is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC, a New York limited liability company, or WP LLC. By virtue of these relationships, each of WP and WP LLC may be deemed to beneficially own the shares of common stock held by WPEP.

3
The selling shareholder has identified Jacqueline Khor, the President and Treasurer of the selling shareholder, and Pamela Foster, Vice President and Secretary of the selling shareholder, as natural persons with voting and dispositive power over the shares.

4
Includes 43,166 shares subject to options.

5
Includes 14,047 shares subject to options.

6
Includes 34,943 shares subject to options.

7
Includes 17,128 shares subject to warrants.

8
Includes 31,177 shares subject to options.

9
The selling shareholder has identified the Investment Board of Trustees of the University of Pennsylvania as having voting and dispositive power over the shares.

10
The selling shareholder has identified Marcus Meadows-Smith, an employee of the selling shareholder, as the natural person with voting and dispositive power over the shares.

11
Includes 39,050 shares subject to warrants.

12
Includes 35,368 shares subject to options.

13
Royal Bank of Canada is an affiliate of a broker-dealer and is a publicly held corporation.

14
The selling shareholder has identified Bruce Dunnan, Douglas Dunnan and C. Bowdoin Train, the managing members of Grosvenor Select Partners LLC, which is the general partner of the selling shareholder, as natural persons with voting and dispositive powers over the shares.

15
Includes 27,404 shares subject to options and warrants.

16
Includes 20,897 shares subject to options.

17
Includes 10,620 shares subject to options.

18
Includes 6,852 shares subject to options.

19
Includes 37,852 shares subject to options.

PLAN OF DISTRIBUTION

        We have filed a Registration Statement of which this prospectus forms a part pursuant to registration rights we granted to the selling shareholders pursuant to the Agreement and Plan of Share Exchange and the Registration Rights Agreement. To our knowledge, no selling shareholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the brokers or market makers that will participate in the sale of the shares. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus.

        Who May Sell; How Much; Applicable Restrictions.    The selling shareholders may from time to time offer the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling shareholders may arrange for other broker-dealers to participate. Any selling shareholder that is a broker-dealer will be deemed to be an underwriter, and the selling shareholders and any such brokers, dealers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters," and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933, as amended, or the Securities Act, and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any broker, dealer, agent or underwriter regarding the sale of the shares of common stock by the selling shareholders.

        Manner of Sales and Applicable Restrictions.    The selling shareholders will act independently of Cellegy in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the Nasdaq Stock Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

  (a)
  a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  (b)
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  (c)
  an over-the-counter distribution in accordance with the Nasdaq rules;

  (d)
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  (e)
  privately negotiated transactions.

        A selling shareholder may decide not to sell any shares. We cannot assure you that any selling shareholder will use this prospectus to sell any or all of the shares. Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling shareholder may transfer, devise or gift the shares by other means not described in this prospectus.

        Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M (which regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other such person). The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        Rules 101 and 102 of Regulation M under the Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

        Hedging and Other Certain Transactions with Broker-Dealers.    In connection with distributions of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares of common stock registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of common stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. A selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by the selling shareholder and, if the selling shareholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or a supplement or amendment to this prospectus, amending the list of selling shareholders to include the pledge, transferee, or other successors in interest as selling shareholders under this prospectus.

        Expenses Associated With Registration.    We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. Each of the selling shareholders will bear its pro rata share of all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any such selling shareholder.

        Indemnification.    Under the terms of the Agreement, we have agreed to indemnify each of the parties to the Agreement and certain other persons against certain liabilities in connection with the offering of the shares of common stock, including liabilities arising under the Securities Act.

        Prospectus Updates; Suspension of this Offering.    At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. Under the terms of the Agreement, if Cellegy notifies a selling shareholder that the prospectus must be supplemented or amended or a filing under the Exchange Act must be made so as to cause the prospectus to become current, the selling shareholders have agreed not to trade shares of common stock from the time the selling shareholder receives notice from Cellegy of such an event until such party receives a prospectus supplement or amendment. Upon the occurrence of such an event, a prospectus supplement or post-effective amendment, if required, will be distributed to the parties within the term periods described in the Agreement.

        Further Restrictions on Sale.    The selling shareholders other than Philanthropic Ventures Holding Corporation and Warburg Pincus have agreed in the Agreement to sell Shares pursuant to this Prospectus only during a "Permitted Window." A "Permitted Window" is a period of 30 consecutive calendar days commencing upon delivery to the shareholder of our written notification to the shareholder in response to a Notice of Resale that the Prospectus contained in the Registration Statement is available for resale. The shareholder may extend a Permitted Window by 10 days by providing Cellegy with an additional Notice of Resale. In order to cause a Permitted Window to commence, the shareholder must first give written notice to Cellegy of the shareholder's present intention to sell part or all of the shares, referred to as a "Notice of Resale." If the shareholder does not receive a communication from Cellegy within two business days of the Notice of Resale, then the shareholder may commence sales during the Permitted Window. However, if Cellegy delivers a written notice to the shareholder in response to a Notice of Resale, or at any time during a Permitted Window or an extended Permitted Window, that in the good faith judgment of Cellegy it would be detrimental to Cellegy or its stockholders for sale of Shares to be made due to (i) the existence of a material development or potential material development involving Cellegy that Cellegy would be obligated to disclose in this prospectus, which disclosure would be premature or otherwise inadvisable at such time or could reasonably be expected to have a material adverse effect on Cellegy or its stockholders, or (ii) a filing of a Cellegy-initiated registration of any class of its equity securities, which, in the good faith judgment of Cellegy would adversely affect or require premature disclosure of the filing of such Cellegy-initiated registration, then Cellegy shall have the right to suspend use of this prospectus and terminate or suspend the Permitted Window, for a period of not more than forty-five (45) days. Cellegy has agreed to use its good faith efforts to minimize the period of such suspension, consistent with Cellegy's good faith business judgment. The Permitted Window will resume upon the selling shareholder's receipt of copies of a supplemented or amended prospectus, or when Cellegy advises the shareholder that the prospectus may be used. In any event, the Permitted Window will resume no later than 45 days after it has been terminated. Cellegy may not exercise its rights to suspend or terminate the Permitted Window more than an aggregate of 120 days in any 12-month period.

        With respect to Philanthropic Ventures Holding Corporation and Warburg Pincus and their transferees, referred to as the "Preferred Shareholders," if Cellegy determines that it would be detrimental to Cellegy or its stockholders for resale of Shares to be made pursuant to the Registration Statement due to one or more of the circumstances described in the preceding paragraph, then Cellegy shall have the right to suspend use of this prospectus and terminate or suspend the Permitted Window, for a period of not more than forty-five (45) days. Cellegy has agreed to use its good faith efforts to minimize the period of such suspension, consistent with Cellegy's good faith business judgment. Cellegy may not suspend the use of the prospectus as described above more than an aggregate of 120 days in any 12-month period. The Preferred Shareholders also have piggy-back registration rights with respect to the first two underwritten Cellegy-initiated offerings that occur after the date of this prospectus, subject to the customary restrictions including the rights of other shareholders who also have rights to include shares in such offering and the ability of the underwriter to exclude some or all of the shares requested to be registered if the success of the offering might be adversely affected.

        Investors who purchase shares from selling shareholders pursuant to the registration statement will not be subject to the foregoing restrictions with respect to any further resales of those shares.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. Reports, registration statements, proxy and information statements, and other information that we have filed can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements, and other information that is filed electronically with the SEC. This Web site can be accessed at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, please refer to the Registration Statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Copies of the Registration Statement, including exhibits thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

        We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein as well). Requests for such copies should be directed to Robert J. Caso, our Vice President, Finance, at (650) 616-2200.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information in this prospectus and other information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update, amend and/or replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities that we have registered have been resold:

        We incorporate by reference the following documents that we previously filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

  (a)
  our annual report on Form 10-K for the fiscal year ended December 31, 2004.

  (b)
  all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004, including: our Report on Form 8-K/A filed on January 4, 2005 and our Reports on Form 8-K filed on January 4, 2005, January 13, 2005, March 14, 2005, March 24, 2005 and March 30, 2005.

  (c)
  the description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on September 3, 2004.

        Any statement contained in a document that is incorporated by reference will be modified or superceded for all purposes to the extent that a statement contained in this prospectus (or in any document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address: Chief Financial Officer, Cellegy Pharmaceuticals, Inc., 1000 Marina Boulevard, Suite 300, Brisbane, CA 94006, telephone: (650) 616-2200. You may also reference these documents through our website at www.cellegy.com.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Weintraub Genshlea Chediak Sproul, a law corporation.

EXPERTS

        The consolidated financial statements as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements for the year ended December 31, 2002 that are included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements for the year ended December 31, 2002 are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The financial statements of Biosyn, Inc. as of December 31, 2002 and 2003 and for each of the years in the two-year period ended December 31, 2003 incorporated in this Prospectus by reference to our Report on Form 8-K/A filed with the Commission on January 4, 2005 have been incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, also incorporated in this Prospectus by reference, upon the authority of said firm as experts in auditing and accounting.

CELLEGY PHARMACEUTICALS, INC.

2,780,473 Shares of Common Stock

PROSPECTUS

April 13, 2005

QuickLinks

TABLE OF CONTENTS
THE COMPANY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
LEGAL MATTERS
EXPERTS